Exhibit 99.1

News Release

Investor Relations: David Berger, +1 203 563 3194

Media Relations: Gary Holmes, +1 646 654 8975

THE NIELSEN COMPANY REPORTS FULL YEAR 2008 RESULTS

New York, US – March 27, 2009 – The Nielsen Company B.V., a leading global information and media company, today announced its financial results for the year ended December 31, 2008.

Reported revenues for the year ended December 31, 2008 were $5,012 million, an increase of 6% over reported revenues for the year ended December 31, 2007 of $4,707 million. Excluding the impact of currency fluctuations*, revenues for the year increased 4.5%.

Reported operating income for the year ended December 31, 2008 was $118 million compared to $416 million for the year ended December 31, 2007. These results were negatively impacted by $552 million and $174 million, respectively, of charges relating to certain items such as goodwill impairment charges, restructuring costs, deal related costs and compensation agreements. Adjusting for these items, operating income, on a constant currency basis*, increased 12.5%.

Covenant earnings before interest, taxes, depreciation and amortization and other adjustments permitted under our senior secured credit facilities (“Covenant EBITDA”) was $1,343 million for the year ended December 31, 2008. Covenant EBITDA is a non – GAAP measure. See “Covenant EBITDA” below for a reconciliation of Loss from continuing operations of $521 million for the year ended December 31, 2008 to Covenant EBITDA.

As of December 31, 2008, total debt was $8,494 million, and cash balances were $466 million. Capital expenditures were $370 million for the year ended December 31, 2008, compared with $266 million for the year ended December 31, 2007.

Conference Call and Webcast

The Nielsen Company will hold an earnings conference call, hosted by The Nielsen Company’s Chief Financial Officer Brian J. West, at 9:00 a.m. U.S. Eastern Standard Time (EST) on Friday, March 27, 2009. The call will be audio-webcast live at

http://en-us.nielsen.com/main/about/investor_relations and an archive will be available on the website after the call. In addition, a link to the company’s annual financial report on Form 10-K has been posted at http://en-us.nielsen.com/main/about/investor_relations.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected.

Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business. This list of factors is not intended to be exhaustive. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About The Nielsen Company

The Nielsen Company is a global information and media company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and business publications (Billboard, The Hollywood Reporter, Adweek). The privately held company is active in approximately 100 countries, with headquarters in New York, USA. For more information, please visit, www.nielsen.com.

NOTE: Additional detail regarding results (tables, etc.), can be found in the PDF download version of this release.

*	Constant currency growth rates eliminate the impact of year-over-year foreign currency fluctuations.

Results of Operations – Year Ended December 31, 2008 and 2007

The following table sets forth the amounts included in our Consolidated Statements of Operations for the year ended December 31, 2008 and 2007:

	Year Ended December 31, (unaudited)
(IN MILLIONS)	2008	2007
Revenues	$5,012	$4,707

Cost of revenues, exclusive of depreciation and amortization shown separately below	2,183	2,112
Selling, general and administrative expenses exclusive of depreciation and amortization shown separately below	1,655	1,585
Depreciation and Amortization	504	457
Impairment of Goodwill	432	—
Restructuring Costs	120	137

Operating income	118	416

Interest income	17	30
Interest expense	(639)	(648)
(Loss)/gain on derivative instruments	(15)	40
Foreign currency exchange transaction gain/(losses), net	22	(105)
Other (expense)/income, net	(13)	1

Loss from continuing operations, before income taxes, minority interests and equity in net income of affiliates	(510)	(266)

(Provision) for income taxes	(4)	(18)
Minority interests	—	—
Equity in net (loss)/income of affiliates	(7)	2

Loss from continuing operations	$(521)	$(282)

Covenant EBITDA

The following is a reconciliation of our loss from continuing operations, for the year ended December 31, 2008, to Covenant EBITDA as defined below per our senior secured credit facilities:

(IN MILLIONS)	Covenant EBITDA Year ended December 31, 2008 (unaudited)
Loss from continuing operations	$(521)
Interest expense, net	622
Provision for income taxes	4
Depreciation and amortization	504

EBITDA	609
Non-cash charges	447
Unusual or non-recurring items	56
Restructuring charges and business optimization costs	136
Cost savings	50
Sponsor monitoring fees	11
Other	34

Covenant EBITDA	$1,343

Note: Covenant EBITDA is a non-GAAP measure used to determine our compliance with certain covenants contained in our senior secured credit facilities. Covenant EBITDA is defined in our senior secured credit facility as net income (loss) from continuing operations, as adjusted for the items summarized in the table above. Covenant EBITDA is not a presentation made in accordance with GAAP, and our use of the term Covenant EBITDA varies from others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Covenant EBITDA should not be considered as an alternative to net earnings/(loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Covenant EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Covenant EBITDA:

•	excludes income tax payments;

•	does not reflect any cash capital expenditure requirements;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	includes estimated cost savings and operating synergies;

•	does not include one-time transition expenditures that we anticipate we will need to incur to realize cost savings;

•	does not reflect management fees that are payable to the Sponsors;

•

does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our new senior secured credit facility may consider not to be indicative of our ongoing operations.

In particular, the definition of Covenant EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in determining net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent a reduction of cash that could be used for other corporate purposes.

Because of these limitations we rely primarily on our GAAP results. However, we believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Covenant EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.